Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Vivendi Games, Inc.:

We have audited the accompanying consolidated balance sheets of Vivendi Games, Inc. (“Vivendi Games,” as described in Note 1) as of December 31, 2007 and 2006, and the related consolidated statements of operations, owner’s equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of Vivendi Games’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Vivendi Games’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Vivendi Games’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vivendi Games, Inc. as described in Note 1 as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As more fully described in Note 2, beginning on January 1, 2006, Vivendi Games’ trade names were reclassified from finite to indefinite-lived assets and are no longer being amortized and in 2008, Vivendi Games retrospectively changed the manner in which it recognizes revenue associated with sales of The Burning Crusade expansion pack, which was released in January 2007.

/s/ Ernst & Young LLP

Los Angeles, California

February 29, 2008
except for the effects of the change in accounting
principle described in Note 2, as to which the date
is November 5, 2008

Vivendi Games, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	As of March 31,	As of December 31,
	2008	2007	2006
	(unaudited) (as adjusted)	(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$47,354	$62,241	$67,969
Accounts receivable, net of bad debt allowance and other allowances	102,669	164,953	210,861
Inventories	20,075	21,359	27,914
Capitalized software development costs, net	3,174	845	5,841
Royalties and license agreements, net	35,970	33,550	30,383
Prepaid expenses and other current assets	7,068	12,476	9,925
Deferred taxes	141,814	142,376	75,141
Total current assets	358,124	437,800	428,034
Royalties and license agreements, net	51,359	58,761	9,208
Property and equipment, net	121,561	128,599	115,959
Other intangibles, net	58,803	60,043	62,309
Goodwill	207,262	203,417	202,094
Deferred taxes	26,768	24,165	—
Other assets	5,939	6,057	6,680
Total assets	$829,816	$918,842	$824,284
Liabilities and owner’s equity
Current liabilities:
Accounts payable	$30,805	$48,835	$60,862
Accrued expenses and other	326,535	362,200	261,652
Deferred revenues	185,807	189,640	116,696
Royalties payable	2,199	6,280	13,444
Total current liabilities	545,346	606,955	452,654
Deferred taxes	—	—	17,813
Other long-term liabilities	83,080	72,082	7,375
Total liabilities	628,426	679,037	477,842
Commitments and contingencies (Note 9)
Owner’s equity
Common stock: $0.01 par value; Authorized—100,000 shares, issued and outstanding—800 shares	—	—	—
Additional paid in capital	487,436	490,041	534,606
Net (receivable from) payable to Vivendi and affiliated companies	(4,255)	77,254	372,061
Accumulated deficit	(324,494)	(367,274)	(594,290)
Accumulated other comprehensive income	42,703	39,784	34,065
Owner’s equity	201,389	239,805	346,442
Total liabilities and owner’s equity	$829,816	$918,842	$824,284

See accompanying notes.

Vivendi Games, Inc.

Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited) (as adjusted)		(as adjusted)
Product sales, net of returns and allowances	$72,556	$74,786	$505,516	$469,034	$483,839
Subscription revenues	233,891	173,576	782,156	502,326	270,174
Licensing revenues	16,737	10,656	50,406	42,278	18,806
Other revenues	1,638	2,544	10,873	4,018	7,506
Net sales	324,822	261,562	1,348,571	1,017,656	780,325
Cost of sales (excluding depreciation and amortization)	93,595	75,311	382,021	321,349	304,028
Sales and marketing	27,278	30,584	175,582	149,865	140,745
Research and development	102,716	81,380	384,806	246,527	157,087
General and administrative	19,978	33,803	154,715	126,003	73,025
Amortization of capitalized software development costs	1,030	1,964	10,134	8,088	17,897
Depreciation expense and amortization of other intangibles	16,046	13,522	62,733	39,000	43,774
Restructuring costs	15	(1,619)	(864)	4,383	1,700
Total operating expenses	260,658	234,945	1,169,127	895,215	738,256
Operating income	64,164	26,617	179,624	122,441	42,069
Other expenses (income):
Interest, net (from) to Vivendi	(2,021)	2,626	2,960	18,100	14,512
Interest, net	(507)	(329)	(1,008)	(813)	587
Foreign currency exchange loss (gain)	1,778	1,653	2,250	(1,751)	(1,176)

Other, net	(97)	669	874	871	(5,230)
Total other expenses (income)	(847)	4,619	5,076	16,407	8,693
Income before income taxes	65,011	21,998	174,548	106,034	33,376
(Provision) benefit for income taxes on a stand-alone basis	(22,231)	30,295	52,468	33,246	11,754
Net income	$42,780	$52,293	$227,016	$139,280	$45,130

See accompanying notes.

Vivendi Games, Inc.

Consolidated Statements of Owner’s Equity and Comprehensive Income

(in thousands, except share amounts)

	Common Stock		Additional Paid In	Net Payable (Receivable)	Accumulated	Accumulated Other Comprehensive	Total Owner’s	Total Comprehensive
	Shares	Amount	Capital	with Vivendi	Deficit	Income	Equity	Income
Balance at January 1, 2005	800	$—	$618,127	$435,094	$(778,700)	$27,198	$301,719
Net transfers to Vivendi	—	—	(15,606)	(68,516)	—	—	(84,122)
Net income	—	—	—	—	45,130	—	45,130	45,130
Foreign currency translation adjustment	—	—	—	—	—	(1,964)	(1,964)	(1,964)
Balance at December 31, 2005	800	—	602,521	366,578	(733,570)	25,234	260,763	$43,166
Net transfers to Vivendi	—	—	(63,921)	5,483	—	—	(58,438)
Reclassification of Vivendi stock options to liability awards	—	—	(3,994)	—	—	—	(3,994)
Net income	—	—	—	—	139,280	—	139,280	139,280
Foreign currency translation adjustment	—	—	—	—	—	8,831	8,831	8,831
Balance at December 31, 2006	800	—	534,606	372,061	(594,290)	34,065	346,442	$148,111
Net transfers to Vivendi	—	—	(44,565)	(294,807)	—	—	(339,372)
Net income (as adjusted)	—	—	—	—	227,016	—	227,016	227,016
Foreign currency translation adjustment	—	—	—	—	—	5,719	5,719	5,719
Balance at December 31, 2007 (as adjusted)	800	—	490,041	77,254	(367,274)	39,784	239,805	$232,735
Net transfers to Vivendi (unaudited)	—	—	(2,605)	(81,509)	—	—	(84,114)
Net income (unaudited, as adjusted)	—	—	—	—	42,780	—	42,780	42,780
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	2,918	2,918	2,918
Balance at March 31, 2008 (unaudited, as adjusted)	800	$—	$487,436	$(4,255)	$(324,494)	$42,703	$201,389	$45,699

See accompanying notes.

Vivendi Games, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited) (as adjusted)		(as adjusted)
Operating activities
Net income	$42,780	$52,293	$227,016	$139,280	$45,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense and amortization of other intangibles	16,046	13,522	62,733	39,000	43,774
Amortization of capitalized software development costs	1,030	1,631	10,134	8,088	17,897
(Gain) loss on disposal of fixed assets	(73)	859	1,071	961	(10)
Gain from sale of businesses	—	—	—	—	(4,448)
Income taxes	20,457	(28,390)	(77,467)	(38,115)	(20,197)
Changes in operating assets and liabilities:
Accounts receivable	66,672	73,572	46,831	(43,847)	132,564
Inventories	1,917	9,028	7,396	(12,380)	6,648
Capitalized software development costs	(3,360)	(1,417)	(5,767)	(11,571)	(6,692)
Royalties and license agreements, net	4,981	(18,305)	(52,297)	(994)	8,425
Prepaid expenses and other assets	5,562	2,863	(929)	(278)	4,186
Accounts payable, accrued expenses and other	(54,456)	(39,034)	147,714	124,744	(45,952)
Deferred revenue	326	126,406	72,930	26,226	57,835
Royalties payable	(4,081)	(6,109)	(7,165)	(1,185)	(38,089)
Net cash provided by operating activities	97,801	186,919	432,200	229,929	201,071
Investing activities
Purchase of property and equipment, net	(5,414)	(23,616)	(68,330)	(96,474)	(36,600)
Acquisitions, net of cash acquired	(4,059)	—	—	(25,390)	(67,560)
Proceeds from sale of businesses	—	—	—	—	5,100
Net cash used in investing activities	(9,473)	(23,616)	(68,330)	(121,864)	(99,060)
Financing activities
Payment of capital leases	—	—	—	(78)	(719)
Net cash transfers to Vivendi and affiliated companies	(106,814)	(225,856)	(371,126)	(76,622)	(115,994)
Net cash used in financing activities	(106,814)	(225,856)	(371,126)	(76,700)	(116,713)
Effect of foreign exchange rate changes on cash and cash equivalents	3,599	(8,069)	1,528	4,165	(3,208)
Net (decrease) increase in cash and cash equivalents	(14,887)	(70,622)	(5,728)	35,530	(17,910)
Cash and cash equivalents:
Beginning of period	62,241	67,969	67,969	32,439	50,349
End of period	$47,354	$(2,653)	$62,241	$67,969	$32,439
Supplemental disclosure of cash flow information
Cash paid, net of refunds, to taxing authorities during the period	$2,081	$4,069	$21,809	$7,707	$4,502
Net cash (received from) paid to third parties for interest during the period	$(438)	$(249)	$(630)	$(654)	$189

See accompanying notes.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements

(Information subsequent to December 31, 2007 and pertaining to March 31, 2008 and the three months ended March 31, 2008 and 2007 is unaudited)

1. Business Organization and Basis of Presentation

These consolidated financial statements represent the accounts of Vivendi Games, Inc. and its subsidiaries (“Vivendi Games”) and Universal Interactive, Inc. (“UI”), which has historically been under the common control of Vivendi S.A. (“Vivendi”). During 2006, Vivendi transferred UI to Vivendi Games, at which time UI became a wholly owned subsidiary of Vivendi Games. The consolidated entity is known as “Vivendi Games,” and is a wholly owned indirect subsidiary of Vivendi. Vivendi, a leader in entertainment with activities in music, TV, cinema, telecom, Internet and games, is listed on the compartiment A of Eurolist, Euronext Paris S.A.

Vivendi Games is a global developer, publisher and distributor of multi-platform interactive entertainment. Through its division Blizzard Entertainment, Inc., Vivendi Games is the leader in terms of subscriber base and revenues generated in the subscription-based MMORPG category, and through Sierra Entertainment, it develops and distributes games for the personal computer (“PC”), console and handheld markets. Vivendi Games has recently entered the casual online and mobile gaming markets by establishing new divisions: Sierra Online and Vivendi Games Mobile.

Vivendi Games has development teams around the world and a pipeline of its own original and copyrighted material. Vivendi Games maintains relationships with strategic partners such as Universal Music Group, NBC Universal and 20th Century Fox.

Headquartered in Los Angeles, California, Vivendi Games is structured around two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions Sierra Online and Vivendi Games Mobile). Vivendi Games also provides, through Sierra Entertainment, functional support services, such as global wholesale sales and operations and corporate support services, such as executive management, finance, legal and human resources, to all divisions in order to leverage economics of scale.

Although Vivendi Games is a wholly owned subsidiary of Vivendi, it operates its activities independently, through its various offices and locations, with limited operational reliance on Vivendi or Vivendi’s affiliates. Vivendi Games shares certain corporate support services rendered at the Vivendi level, mainly cash and tax management. Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Vivendi charges Vivendi Games interest on the cumulative net cash transfers. Likewise, Vivendi manages its global tax situation for the benefit of the entire portfolio of its businesses. Vivendi Games is part of tax sharing agreements and consolidated returns in certain jurisdictions.

Blizzard Entertainment, Inc. (“Blizzard”)

Blizzard is headquartered in Irvine, California and is a development studio and publisher best known as the creator of World of Warcraft and the Diablo, StarCraft and Warcraft franchises. Blizzard distributes its products and generates revenues worldwide through various means: subscription revenues (which consist of fees from individuals playing World of Warcraft, Blizzard’s massively multi-player online game and other ancillary online revenues); licensing revenues from third-party companies who distribute World of Warcraft in China and Taiwan; electronic download sales of PC products; and retail sales of physical “boxed” product.

In addition to the Irvine (California) head offices, Blizzard maintains offices in or around Austin (Texas), Paris (France), Cork (Ireland), Seoul (South Korea), Shanghai (China) and Taipei (Taiwan) to provide support to World of Warcraft players in their native language, to enhance online community management and to tailor marketing initiatives to specific regions.

Sierra Entertainment (“Sierra”)

Sierra, headquartered in Los Angeles, California, is focused on the traditional PC, console and handheld game markets. Games are developed by internal and external studios. Sierra is focused on launching new original franchises, continuing to rejuvenate existing franchises, and improving its internal development capabilities to meet the standards for current and next generation technologies.

Sierra operates four integrated internal studios which provide development capabilities across numerous genres for gamers worldwide: High Moon Studios (San Diego, California), specializing in the development of third person action titles; Massive Entertainment (Malmö, Sweden), a developer in the real time strategy genre and creator of the World in Conflict PC title; Radical Entertainment (Vancouver, B.C.), specializing in the creation of open world games, including Scarface: The World is Yours; and Swordfish Studios (Birmingham and Manchester, England), which focuses on developing first person action titles.

Sierra also provides services to the other operating divisions by handling global wholesale sales and operations. In North America, products are sold on a direct-to-retail basis to mass-market retailers, consumer electronic stores, discount warehouses, and game specialty stores. International activities are conducted through offices in the United Kingdom (“U.K.”), Germany, France, Italy, Spain, the Netherlands, Sweden and Australia. Products are sold internationally on a direct-to-retail basis, through Sierra’s wholly-owned subsidiaries and through third-party distributors.

Sierra Online and Vivendi Games Mobile

During 2006 Vivendi Games launched two divisions to capture the opportunities arising from the growing casual game market. These divisions established their product portfolios either by: (a) leveraging existing intellectual properties from the Sierra controlled portfolio, (b) licensing properties from third parties or (c) creating new original intellectual properties. Games are mainly developed internally and, to a lesser extent, by third-party developers.

Sierra Online (“SOL”), headquartered in Los Angeles, California, is focused on short and mid-session casual games, mainly playable on dedicated console Internet networks such as Xbox Live Arcade (“XBLA”) from Microsoft or on the Internet. Games are developed by internal studios and external developers.

Vivendi Games Mobile (“VGM”), headquartered close to Paris, France, is focused on developing and distributing games playable on mobile phone handsets. Games are distributed by mobile phone carriers to the handsets of their respective mobile phone network subscribers on a pay-per-download or subscription basis, with VGM receiving a share of revenues from the carriers. Games are primarily distributed in North America, Europe and Australia.

Business Combination Agreement with Activision, Inc. (“Activision”)

On December 1, 2007, Vivendi signed a definitive business combination agreement (“BCA”) with Activision to combine Vivendi Games with Activision. Under the terms of the agreement, a wholly owned subsidiary of Activision will be merged with and into Vivendi Games. In the merger, shares of Vivendi Games will be converted into 295.3 million new shares of Activision common stock. Concurrent with the merger, Vivendi will purchase 62.9 million newly issued shares of Activision common stock at a price of $27.50 per share for a total of $1.7 billion in cash. As a result of these transactions, Vivendi will own approximately 52% of the new combined entity, Activision Blizzard, on a fully diluted basis. This transaction is subject to the approval of Activision’s stockholders and the satisfaction of customary closing conditions, as well as the receipt of regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act and the European Union merger control regulations (both of which have already occurred). Upon closing, all pre-existing arrangements, other than licenses entered into in the ordinary course of business with Vivendi or Vivendi’s affiliates, will be terminated. Such impacts are further described in Note 15 Subsequent Events.

Interim Financial Information

The interim consolidated financial statements for the three months ended March 31, 2008 and 2007 are unaudited and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, these interim consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements. The results of operations for the interim periods are not necessarily indicative of the results for a full year. All references to interim consolidated financial statements amounts are unaudited.

Basis of Presentation

The accompanying consolidated financial statements and related notes reflect the historical results of the operations and financial position of certain entities under the common control of Vivendi that design, develop, publish, market, and distribute interactive entertainment software for personal computers and game console platforms. Vivendi Games’ owner’s equity represents the difference between the identifiable assets and liabilities of these entities under Vivendi Games’ control and includes the net transfers between Vivendi Games and Vivendi and Vivendi’s affiliated companies, under the cash management pool agreement. The consolidated statements of operations and consolidated statements of owner’s equity and comprehensive income include certain expenses for corporate services and overhead that are allocated from or to Vivendi and its affiliated companies (see Note 11). These expenses have been allocated based on the specific nature of the expense and/or a formula, which management believes reasonably allocates expenses to or from Vivendi Games; however, such amounts may have been different had Vivendi Games operated as a separate stand-alone entity during the periods presented.

All information included in the accompanying consolidated financial statements and notes to consolidated financial statements reflects only Vivendi Games’ results, and does not reflect any impact of the proposed merger as described above.

Certain prior year balances have been reclassified to conform to the current year’s presentation.

2. Summary of Significant Accounting Policies

Change in Accounting Principle

In the third quarter of 2008, the Company changed the manner in which it recognizes revenue associated with sales of The Burning Crusade expansion pack, released in January 2007 for its massively, multi-player, online game, World of Warcraft.  Prior to the Business Combination, Vivendi Games determined that the sale of an expansion pack was a separate deliverable with standalone value apart from the World of Warcraft license and the subscription to the online game. Pursuant to Emerging Issues Task Force No. 00-21 Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”), Vivendi Games recognized revenue from the sale of an expansion pack upon delivery because it had standalone value and there was objective and reliable evidence of fair value for the subscription service.  As a result of the consummation of the Business Combination the Company changed its weighting of the factors considered in determining if sales of The Burning Crusade expansion pack have standalone value.  After considering the intended functionality of the expansion pack and the necessity of the World of Warcraft license and subscription service to the functionality of the expansion pack, the Company determined that it is preferable to conclude that the expansion packs do not have standalone value and to account for fees from sales of expansion packs over the remaining estimated useful life of the customer.  This method recognizes revenue over the period during which the customer is expected to utilize the intended full functionality of the expansion pack. The Company believes that it is preferable to recognize revenue from sales of expansion packs over the estimated remaining useful life of the customer, because this is consistent with the accounting for the World of Warcraft license and the evolution of accounting for on-line enabled video games in the console industry. In accordance with Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), this change has been applied retrospectively to our consolidated financial statements for all prior periods.

In addition to the above, the Company also identified certain ancillary fees charged to World of Warcraft subscribers that had been recognized immediately rather than deferred over the estimated remaining subscription life.  Accordingly, the Company has also retrospectively adjusted subscription revenues for the year ended December 31, 2007, and such adjustments are immaterial to all periods presented.

As a result of these changes, cost of sales and amortization of capitalized software costs were also impacted, as cost of sales and software amortization are recognized in relation to the related revenues.  Additionally, Vivendi Games provides for estimated sales returns and price protection deductions to be taken by customers as a reduction to product sales, which is included within accrued liabilities. The effects of these changes were as follows: (amounts in thousands)

	As of March 31, 2008	As of March 31, 2008	As of December 31, 2007	As of December 31, 2007
	(unaudited) (as reported)	(unaudited) (as adjusted)	(as reported)	(as adjusted)
Consolidated Balance Sheet
Capitalized software development costs, net	$3,174	$3,174	$740	$845
Deferred taxes	126,243	141,814	126,621	142,376
Accrued expenses and other	330,754	326,535	374,133	362,200
Deferred revenues	141,867	185,807	136,805	189,640
Accumulated deficit	(300,344)	(324,495)	(342,592)	(367,274)

	Three Months ended March, 31				Year ended December 31,
	2008	2008	2007	2007	2007	2007
	(unaudited, as reported)	(unaudited, as adjusted)	(unaudited, as reported)	(unaudited, as adjusted)	(as reported)	(as adjusted)
Consolidated Statement of Operations:

Product sales, net of returns and allowances	$67,682	$72,556	$190,272	74,786	538,518	505,316
Subscription revenues	236,997	233,891	181,276	173,576	795,621	782,156
Cost of sales (excluding depreciation and amortization)	92,811	93,595	84,647	75,311	387,786	382,021
Amortization of capitalized software development costs	925	1,030	5,662	1,964	10,239	10,134
Operating income	63,285	64,164	136,769	26,617	220,421	179,624
Income before income taxes	64,132	65,011	132,150	21,998	215,345	174,548
Benefit (provision) for income taxes on a stand-alone basis	(21,884)	(22,231)	(13,215)	30,295	36,353	52,468
Net income	$42,248	$42,780	$118,935	$52,293	$251,698	$227,016

Consolidated Statement of Cash Flows:
Net income	$42,248	$42,780	$118,935	$52,293	$251,698	$227,016
Adjustments to reconcile net income to net cash provided by operating activities:

Amortization of capitalized software development costs	925	1,030	5,662	1,631	10,239	10,134
Deferred income taxes	20,110	20,457	15,120	(28,390)	(61,352)	(77,467)

Changes in operating assets and liabilities:
Accounts payable, accrued expenses and other	(62,170)	(54,456)	(22,680)	(39,034)	159,647	147,714
Deferred revenue	9,024	326	(4,131)	126,406	20,095	72,930

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, including but not limited to sales returns and price protection, the collectability of accounts receivable, the realizability of third party and internal capitalized software costs, valuation of deferred tax assets and the fair value of stock-based compensation. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are a reasonable approximation of fair value due to the short maturities of these instruments.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and transactions of Vivendi Games as more fully described in Note 1. All material intercompany balances and transactions between the consolidated companies have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include short-term highly liquid investments purchased with original maturities of three months or less. Significant amounts of cash balances are subsequently swept by Vivendi via the cash pooling agreement (see Note 11).

Accounts Receivable, Sales Returns, Price Protection and Other Reserves

Accounts receivable consist principally of amounts owed by distributors, retail and mass marketing chains, software specialty retail chains and computer superstores.

Vivendi Games may permit product returns from, or grant price protection to, Vivendi Games’ customers under certain conditions. In general, price protection refers to the circumstances when Vivendi Games elects to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers with respect to open and/or future invoices. Vivendi Games has provided for the estimated amounts of returns and price-protection deductions to be taken by customers as a reduction to product sales and is included within accrued liabilities.

The conditions Vivendi Games’ customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, and consistent delivery of inventory and sell-through reports. Vivendi Games may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period product revenue. Vivendi Games estimates the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of its products by the end consumer.

The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres; historical performance of the hardware platform; historical performance of the brand; console hardware life cycle; Vivendi Games’ sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; warehouse on-hand inventory levels; the title’s recent sell-through history (if available); marketing trade programs; and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the accrual for sales returns and price protection in any accounting period.

Based upon historical experience, Vivendi Games believes the estimates are reasonable. However, actual returns and price protection could vary materially from accrual estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the accruals for sales returns and price protection. For example, a 1% increase in the March 31, 2008 and the December 31, 2007 accruals for sales returns and price protection would reduce net sales for the three and twelve month periods by $0.5 million and $0.5 million (as adjusted), respectively.

In addition, Vivendi Games also provides co-operative advertising concessions, marketing development funds, volume discounts and front-end rebates to certain customers. These reserves are presented as a reduction to accounts receivable and were determined based on historical experience, budgeted customer allowances and existing commitments to customers. The ultimate amount of these deductions taken by customers could differ from Vivendi Games’ estimates, and the difference could be material. As of March 31, 2008, December 31, 2007 and 2006, other allowances amounted to $11.4 million, $28.4 million and $31.0 million, respectively.

Vivendi Games extends credit to various companies in the retail and mass merchandising industry, and management has provided for the estimated accounts receivable that will remain uncollected. These estimates were based on an analysis of historical bad debts, customer concentrations, customer creditworthiness, current economic trends and customers’ payment terms and their economic condition. Collection of trade receivables may be affected by changes in any of these criteria as well as economic or other industry conditions and may, accordingly, impact Vivendi Games’ overall credit risk. As of March 31, 2008, December 31, 2007 and 2006, bad debt allowances amounted to $10.6 million, $10.3 million and $5.2 million, respectively.

Vivendi Games’ top ten customers accounted for approximately 21% and 18% of net accounts receivable at March 31, 2008 and 2007, respectively, and 10% and 23% of net sales for the three months ended March 31, 2008 and 2007, respectively. Of these top ten customers, no sales made to one customer accounted for more than 10% of Vivendi Games’ total net sales for both periods presented. World of Warcraft, which was launched by Blizzard at the end of November 2004, accounted for approximately 85% (as adjusted) of total net sales during the three months ended March 31, 2008 compared to 87% (as adjusted) of total net sales during the three months ended March 31, 2007.

Vivendi Games’ top ten customers accounted for approximately 30% (as adjusted) and 38% of net accounts receivable at December 31, 2007 and 2006, respectively, and 17% (as adjusted), 24% and 29% of net sales for the years ended December 31, 2007, 2006 and 2005, respectively. Of these top ten customers, no sales made to one customer accounted for more than 10% of Vivendi Games’ total net sales for all years presented. One customer had amounts outstanding, after allowances, at December 31, 2006, in excess of 10% of Vivendi Games’ net accounts receivable (13%), and no customer had amounts outstanding, after allowances, at December 31, 2007, in excess of 10%. World of Warcraft accounted for approximately 76% (as adjusted), 62%, and 48% of total net sales during the years ended December 31, 2007, 2006, and 2005, respectively.

Inventories

Inventories are valued at the lower of cost (average cost) or market value. Costs include materials, capitalized production labor and all capitalizable operations’ overhead costs.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired as part of a business acquisition are stated at estimated fair market value at the date of purchase. Assets financed by leasing contracts that meet the requirements of a capital lease are capitalized at the present value of future minimum lease payments and amortized over the shorter of the lease term or the estimated useful lives of the assets. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets and includes the amortization of assets acquired through leasing contracts.

The major categories and related estimated useful lives are as follows:

Computer equipment and software	3 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 7 years or life of lease

Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are charged to expense as incurred. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in the accompanying consolidated statements of operations.

Capitalized Software Development Costs

Capitalized software development costs represent costs incurred in connection with the internal development of products. Vivendi Games accounts for capitalized software development costs in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility is evaluated on a product-by-product basis. Prior to a product’s release, Vivendi Games expenses capitalized costs when it believes such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to research and development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to research and development expense. For many of the Vivendi Games’ internal development projects, technological feasibility has been determined to be achieved late in the development cycle. As a result, most software development costs are expensed as research and development costs, and not capitalized.

Capitalized software development costs are classified as current based upon the expected future release dates of the associated software titles. Capitalized software development costs are amortized on a product-by-product basis generally over a four-month period which commences in the month that the product is released, with a majority of the expense being recognized in the first month. Capitalized software costs related to the initial development of World of Warcraft were amortized straight-line over a ten-month period commencing on its first launch in November 2004.

During the three months ended March 31, 2008 and 2007, amortization expense of capitalized software development costs was $1.03 million (as adjusted), and $1.96 million (as adjusted), respectively. During the years ended December 31, 2007, 2006 and 2005, amortization expense of capitalized software development costs was $10.1  million (as adjusted), $8.1 million, and $17.9 million, respectively.

Royalties and License Agreements

Royalties and license agreements consist primarily of prepayments made to independent software developers under development arrangements that have alternative future uses or are based on existing, proven game engine technology, and prepaid royalties and license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, or other intellectual property or proprietary rights in the development of Vivendi Games’ products. Depending upon the agreement with the rights holder, Vivendi Games may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product. Royalties and license agreements are generally expensed to cost of sales based on contractual rates applied to actual net product sales. Royalties and license agreements are classified as current and non-current assets based upon expected release date of the associated software titles.

Capitalized royalties and license costs are reviewed by Vivendi Games quarterly for recoverability. The recoverability of capitalized royalties and license costs is evaluated based on the expected performance of the specific products to which the costs relate. Criteria used to evaluate expected product performance include: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

Any capitalized royalties and license costs not considered recoverable are either written off or impaired to net realizable value. Such costs are written off, as a component of research and development costs, if titles are canceled prior to completion due to failure to meet Vivendi Games’ desired quality specifications. Impairments are taken on capitalized royalties and license costs for games to be released in future periods which are not considered recoverable. Such impairments are recorded either as a component of research and development costs in the period of the change in estimate for titles to be released in future years, or as a component of cost of sales for titles to be released later within the current year. Certain license agreements deemed to be “at risk” for full recoverability are amortized on a straight line basis over the term of the license.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

Write-offs for canceled titles and pre-release impairments of $8.0 million and $1.2 million were recorded during the three months ended March 31, 2008 and March 31, 2007, respectively. Canceled title write-offs and pre-release impairments of $6.9 million, $19.2 million and $17.7 million were recorded for the years ended December 31, 2007, 2006 and 2005, respectively.

Long-Lived Assets

Vivendi Games reviews long-lived assets, such as fixed assets and certain identifiable intangibles with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that could indicate the occurrence of such events or circumstances include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing operating or cash flow losses, or incurring costs in excess of amounts originally expected to acquire or construct an asset. If the asset is not recoverable, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value, as defined in SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS No. 144”). No impairment was recorded during any period presented, as no specific triggering event occurred.

Other Intangibles

Other intangibles consist of acquired trade names, acquired developed software, and other intangibles related primarily to licensing activities. As of January 1, 2006, trade names were assessed as indefinite-lived assets (see goodwill and indefinite-lived assets below). Other intangibles consist of the following:

	As of March 31,	As of December 31,
	2008	2007	2006
	(unaudited)	(in thousands)
Trade names	$52,917	$52,888	$52,530
Acquired developed software	214,562	214,848	213,240
Other intangibles	13,094	13,097	12,100
	280,573	280,833	277,870
Less accumulated amortization	(221,770)	(220,790)	(215,561)
	$58,803	$60,043	$62,309

Acquired developed software and other intangibles are deemed to have finite lives and are amortized on a straight-line basis over the periods expected to be benefited (approximately three to five years). During the three months ended March 31, 2008 and 2007, Vivendi Games recorded amortization expense of $1.1 million and $1.0 million, respectively. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games recorded amortization expense of $4.2 million, $2.2 million and $4.0 million, respectively. Amounts are included in depreciation expense and amortization of other intangibles within the accompanying consolidated statements of operations. Vivendi Games assesses impairment of other intangibles, other than trade names, in accordance with SFAS No. 144 and recognized no impairment loss during any period presented, as no specific triggering event occurred.

As of March 31, 2008, the estimated aggregate amortization expense to be recognized during the remainder of 2008 and in 2009 is approximately $2.8 million and $3.4 million, respectively, after which all other definite-lived intangibles will be principally amortized in full. The net balances at March 31, 2008 for trade names, acquired developed software and other intangibles were $52.6 million, $4.1 million and $2.1 million, respectively. The net balances at December 31, 2007 for trade names, acquired developed software and other intangibles were $52.6 million, $4.8 million and $2.6 million, respectively.

Goodwill and Other Indefinite-Lived Assets

Vivendi Games accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets with indefinite lives. Other than Vivendi Games’ trade names, which are included in other intangible assets above, management believes that all acquired identified intangible assets included in the accompanying consolidated balance sheet have finite lives and are assessed for impairment under SFAS No. 144.

Under SFAS No. 142, goodwill is deemed to have an indefinite useful life. Further, goodwill and other indefinite lived assets (trade names) should not be amortized but rather tested at least annually for impairment. An impairment loss is recognized if the carrying amount of goodwill at each reporting unit, as defined by SFAS No. 142, exceeds its implied fair value. Other indefinite lived assets are assessed for impairment by comparing the fair value of the asset to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment loss is recognized.

In accordance with SFAS No. 142, Vivendi Games does not amortize goodwill. Vivendi Games reviewed goodwill for impairment as of December 31, 2007, 2006 and 2005 and concluded that goodwill was not impaired. To review goodwill for impairment, goodwill is first allocated to its reporting unit in accordance with SFAS No. 142, which corresponds to Vivendi Games’ operating divisions. Beginning on January 1, 2006, Vivendi Games’ chief operating decision makers began reviewing financial information separately for Vivendi Games’ operating divisions as described in Note 1. Accordingly, goodwill was re-allocated on January 1, 2006, to those operating divisions based on their relative fair value. At both March 31, 2008 and December 31, 2007, approximately 90% of Vivendi Games’ goodwill is allocated to Blizzard.

Prior to 2006, Vivendi Games amortized its trade names. Effective January 1, 2006, Vivendi Games determined that they had an indefinite life because there is no foreseeable limit on the period of time over which they are expected to contribute cash flows and ceased amortization. Trade names were assessed for impairment during the years ended December 31, 2007 and 2006, and no impairment was recorded.

Vivendi Games has not recognized any impairment for goodwill or trade names for any period presented. During 2005, Vivendi Games recognized amortization expense of $17.2 million related to trade names, which was included in depreciation expense and amortization of other intangibles within the accompanying consolidated statements of operations.

Income Taxes

Vivendi Games’ income taxes are presented as if Vivendi Games were a stand-alone taxpayer even though Vivendi Games’ operating results are included in the consolidated federal, and certain foreign, and state and local income tax returns of Vivendi or Vivendi’s subsidiaries. Vivendi manages its tax position for the benefit of the entire portfolio of its businesses, and as such, the calculation of Vivendi Games’ tax provision and related tax accounts herein may differ from those of Vivendi, and in addition, are not necessarily reflective of tax strategies Vivendi Games may have utilized if on a stand-alone basis.

Income taxes are accounted in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In accordance with Accounting Principles Board Opinions (“APB”) No. 23, Accounting for Income Taxes—Special Areas, Vivendi Games has not provided for U.S. income taxes on undistributed earnings of its foreign subsidiaries since it is management’s intention that undistributed earnings will be indefinitely reinvested in the foreign operations. Amounts at any period-end presented were not significant.

On January 1, 2007, Vivendi Games adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 clarifies the accounting for the uncertainty in recognizing income taxes in an organization in accordance with SFAS No. 109 by providing detailed guidance for financial statement recognition, measurement and disclosure involving uncertain tax positions. FIN 48 requires an uncertain tax position to meet a more-likely-than-not recognition threshold at the effective date to be recognized both upon the adoption of FIN 48 and in subsequent periods. The adoption did not have a material effect on the consolidated financial statements.

Vivendi Games recognizes penalties related to income tax matters as part of the provision for income taxes and interest is included within interest expense. Amounts recorded in periods presented are immaterial.

Derivatives

Other than share-based awards (see Note 8), Vivendi Games accounts for its derivative and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). The assets or liabilities associated with its derivative instruments and hedging activities are recorded at fair value in other current assets or other current liabilities, respectively, in the consolidated balance sheets presented herein. The accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting.

Vivendi Games transacts business in various foreign currencies and has significant international sales and expenses denominated in foreign currencies, subjecting Vivendi Games to foreign currency risk. Vivendi Games utilizes foreign exchange forward contracts to mitigate foreign currency exchange rate risk associated with foreign-currency-denominated assets and liabilities, primarily intercompany receivables and payables. The forward contracts generally have a contractual term of approximately one month; therefore, the fair value of the forward contracts is not significant at each month end. Vivendi Games does not use foreign exchange forward contracts for speculative or trading purposes. None of Vivendi Games’ foreign exchange forward contracts were designated as hedging instruments under SFAS No. 133. Accordingly, gains or losses resulting from changes in the fair value of the forward contracts are reported as a component of foreign currency exchange gain (loss) within the accompanying consolidated statements of operations. As of March 31, 2008, December 31, 2007 and 2006, outstanding foreign exchange forward contracts, principally hedge firm obligations, related to third-party development contracts, and forecasted operating cash flows in currencies other than Vivendi Games’ functional currency. The fair values of outstanding positions under these contracts are considered immaterial for all periods presented.

Foreign Currency Translation

The assets and liabilities of Vivendi Games’ foreign operations are translated into U.S. dollars at exchange rates as of the balance sheet date, revenues and expenses are translated at average exchange rates for the period, and equity balances are translated at the historical rate. Resulting translation adjustments are included in other comprehensive income, a component of owner’s equity.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as incurred. Foreign currency exchange gain (loss) includes the effect of gains and losses recognized on foreign exchange forward contracts.

Other Comprehensive Income

Vivendi Games computes other comprehensive income, which is reported on the accompanying consolidated statements of owner’s equity and comprehensive income, pursuant to SFAS No. 130, Reporting Comprehensive Income. Total comprehensive income for Vivendi Games includes net income and foreign currency translation adjustments. For all periods presented, other comprehensive income is comprised only of foreign currency translation adjustments.

Revenue Recognition

We recognize revenues for the massively, multiplayer, online game World of Warcraft, its expansion packs and other ancillary services in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements, (“SAB No. 101”), as amended by Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).

We consider the World of Warcraft boxed product including expansion packs and other ancillary revenues as a single deliverable with the total arrangement consideration combined and recognized ratably as revenue over the estimated customer life beginning upon activation of the software and delivery of the services. Revenues attributed to the sale of World of Warcraft boxed software and related expansion packs are classified as Product Sales and revenues attributable to subscription and other ancillary services are classified as Subscription Revenues.

Product Sales

Vivendi Games recognizes revenue from the sale of its products upon the transfer of title and risk of loss to customers, net of estimated returns, price protection and other allowances. In addition, in order to recognize revenue for product sales, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable. Revenue recognition also determines the timing of recognition of certain expenses. Where uncertainty about collectibility exists, Vivendi Games defers revenue recognition until collectibility of amounts owed is reasonably assured.  The element of revenues and related costs that relate to the World of Warcraft boxed software, including the sale of an expansion pack, is deferred and recognized ratably over the estimated customer life beginning upon activation of the software and delivery of the services. The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand and therefore product sales occurring during the calendar year-end holiday buying season. As a result, Vivendi Games’ net sales and operating income have historically been higher during the second half of the calendar year. Vivendi Games’ receivables and credit risks are likewise higher during the second half of the calendar year. The revenues from pay-per-downloads or subscriptions operated by third-party distributors for SOL and VGM are recognized upon receiving appropriate revenue statements from each distributor. These revenues are included in product sales. With the exception of World of Warcraft, some of Vivendi Games’ software products provide limited online features at no additional cost to the consumer. Generally, such features are considered to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, Vivendi Games does not defer any revenue related to products containing these limited online features.

Subscription Revenues

Subscription revenues are recognized in accordance with SAB No. 101, as amended by SAB No. 104. Subscription revenues are derived from World of Warcraft, a game that is playable through Blizzard’s servers on a subscription-only basis. After the first month of free usage that is included with the boxed software, the World of Warcraft end user may enter into a subscription agreement for additional access. Subscription revenues received are deferred and recognized as subscription revenues ratably over the subscription period. Revenue from the sale of prepaid cards, sold through retail outlets and other stores, is deferred and recognized as subscription revenue ratably beginning when the cards are first activated. Revenue from internet gaming rooms in Asia is recognized upon usage of the time packages sold. Ancillary revenues associated with subscriptions are recognized ratably over the estimated customer life.

Licensing Revenues

Third-party licensees in China and Taiwan distribute and host Blizzard’s World of Warcraft game in their respective countries under a license agreement with Blizzard. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when entering into the licensing agreements. Upon receipt of the recoupable advances, Vivendi Games defers their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, Vivendi Games recognizes these additional royalties as revenues based on activation of the underlying prepaid time by the end users.

Other Revenues

Other revenues primarily include ancillary sales of non-software related products. It includes licensing activity of intellectual property other than software (such as characters) to third-parties. Revenue is recorded upon receipt of licensee statements, or upon the receipt of cash, provided the license period has begun.

Taxes Assessed by Governmental Authorities

Vivendi Games accounts for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

Cost of Sales

Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of “retail box” PC and console products.

Advertising Costs

Vivendi Games expenses advertising costs as incurred and has recorded approximately $73.3 million, $73.4 million and $63.2 million, of advertising costs as a component of sales and marketing expense within the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005, respectively. The classification of sales incentives offered such as cooperative advertising, marketing development fund claims, slotting fees and product placement between a reduction in net sales and marketing expenses is determined by Vivendi Games based on the criteria in EITF No. 01-09, Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

During the years ended December 31, 2007, 2006 and 2005, Vivendi Games has classified approximately $13.3 million, $12.1 million and $8.1 million, respectively, of cooperative advertising and product placement sales incentives as a reduction of net sales.

Shipping and Handling Costs

Amounts billed to customers for shipping and handling costs are included in net sales. Shipping and handling costs that are incurred by Vivendi Games consist primarily of packaging and transportation charges for the movement of finished goods to customers. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games included $5.3 million, $5.4 million and $5.3 million, respectively, of shipping and handling costs as a component of sales and marketing expense within the accompanying consolidated statements of operations.

Stock-Based Compensation

Prior to 2005, Vivendi Games accounted for stock-based employee compensation arrangements in accordance with APB No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations, and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB No. 25, compensation expense is calculated as the difference between the fair value of the underlying Vivendi stock at the date of grant and the strike price.

On January 1, 2005, Vivendi Games adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS No. 123(R) supersedes Vivendi Games’ previous accounting under APB No. 25. Vivendi Games elected to adopt SFAS No. 123(R), as of January 1, 2005, using the modified prospective method. As a result, Vivendi Games’ consolidated financial statements as of and for all periods presented reflect the impact of SFAS No. 123(R).

SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant, and re-measure the fair value of liability awards at each reporting period, using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in Vivendi Games’ consolidated statements of operations.

Stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Prior to 2007, Vivendi Games generally attributed the value of stock-based compensation to expense using the accelerated multi-tranche method (see Note 8). Beginning in 2007, Vivendi Games’ employees have been granted awards which cliff vest at the end of a three-year vesting period. Stock-based compensation expense relating to these stock options is recognized on a straight-line basis over the vesting period.

Restricted stock grants from Vivendi (including restricted stock units) are generally attributed to expense using the straight-line single option method. However, awards granted under the Blizzard 2006 Equity Incentive Plan (the “Blizzard Equity Plan”) (see Note 8) are attributed to expense using the accelerated multi-tranche method, as they are subject to graded vesting.

Employee Benefit Plans

In accordance with the laws and practices of each country in which it operates, Vivendi Games (via Vivendi) and its employees (including those employees of Vivendi who are fully dedicated to Vivendi Games) participate in, or maintain employee benefit plans providing retirement pensions, postretirement health care, life insurance and post employment benefits (principally severances) to eligible employees, retirees and their beneficiaries. Retirement pensions are provided for substantially all employees through defined contribution plans, which are integrated with local Social Security and multi-employer plans. Vivendi’s funding policy is consistent with applicable government funding requirements and regulations of each country in which Vivendi maintains a pension plan.

3. Acquisitions

There were no acquisitions of development studios during the three months ended March 31, 2008 or during the year 2007.

2006 Acquisitions

During 2006, Vivendi Games acquired the net assets or all of the common stock of several development studios located in Seattle, Washington; San Mateo, California; Santiago, Chile; and, Shanghai, People’s Republic of China. These studios develop interactive entertainment software products (games) and related technologies. The acquisitions were accounted for as purchases under SFAS No. 141, Business Combinations (“SFAS No. 141”). Results from operations are included in the consolidated statements of operations from the date of acquisition.

Total purchase consideration was approximately $25.4 million, all of which was paid in cash. The following net assets were recognized resulting from these acquisitions (amounts in thousands):

Goodwill	$23,680
Acquired developed software	2,070
Property and equipment	700
Other non-current assets	30
Current net assets	1,200
Non-current deferred tax liabilities and other non-current liabilities	(2,290)
Total Net Assets Recognized	$25,390

Acquired developed software is being amortized over three years. Of the acquired goodwill, $9.2 million is tax deductible. Prior to the studio acquisitions, Vivendi Games had entered into certain development and licensing agreements with certain of the studios. These agreements were terminated in connection with these acquisitions.

Additional consideration of up to $2.0 million may be payable to former owners of the development studios acquired in 2006 based on future performance, as defined in each applicable acquisition agreement, through December 2008. Amounts will be paid if certain financial targets are achieved. During the three months ended March 31, 2008, $0.2 million of the $2.0 million had been accrued as additional consideration and recorded as compensation expense. During the year ended December 31, 2007, $0.9 million of the $2.0 million had been accrued as additional consideration and recorded as compensation expense. The $0.9 million was paid during the first quarter of 2008. As of December 31, 2007, approximately $0.1 million of the $2.0 million had been forfeited. As of March 31, 2008, the remaining $1.0 million of additional purchase consideration not yet paid remains subject to the achievement of future financial targets contingencies.

2005 Acquisitions

During 2005, Vivendi Games acquired the net assets or all of the common stock of several development studios located in Canada, the U.S., and the U.K. These studios develop interactive entertainment software products (games) and related technologies. The acquisitions were accounted for as purchases under SFAS No. 141. Results from operations are included in the consolidated statements of operations from the date of acquisition.

Total purchase consideration was approximately $71.6 million, all of which was paid in cash. This amount includes additional consideration earned since the acquisition date. The following net assets were recognized resulting from these acquisitions (amounts in thousands):

Goodwill	$50,069
Acquired developed software	9,560
Property and equipment	4,100
Other non-current assets	70
Contract termination (immediately charged to earnings)	1,000
Current net assets	9,350
Non-current deferred tax liabilities and other non-current liabilities	(2,520)
Total Net Assets Recognized	$71,629

Acquired developed software is being amortized over five years. Of the acquired goodwill, approximately $6.5 million is tax deductible. Prior to the studio acquisitions, Vivendi Games had entered into certain development and licensing agreements with certain of the studios. These agreements were terminated in connection with the respective acquisitions.

As originally defined in each applicable acquisition agreement, additional consideration of up to $21.2 million may be payable to the former owners of the development studios acquired in 2005 based on future performance through March 2010. Amounts will be paid if and when certain financial targets are achieved or upon satisfaction of certain service commitments. Based on the studios’ current performance, management believes that most of the $21.2 million will be earned. As of December 31, 2007, Vivendi Games has expensed as compensation and paid a total of $4.6 million of the maximum contingent consideration of $21.2 million. During the three months ended March 31, 2008, Vivendi Games paid an additional $4.1 million, which was recorded as goodwill. In the three months ended March 31, 2008 and the year ended December 31, 2007, $0.5 million and $0.6 million of the $21.2 million were forfeited, respectively. As of March 31, 2008, the remaining balance of $11.4 million remains subject to future earnings targets, as defined. If earned, future payments will be recorded as additional goodwill.

Pro forma consolidated statements of operations for these acquisitions are not shown, as they would not differ materially from reported results.

4. Inventories

Inventories consist of the following:

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
	(unaudited)
Finished goods	$16,123	$18,953	$22,820
Purchased parts and components	3,952	2,406	5,094
	$20,075	$21,359	$27,914

5. Property and Equipment

Property and equipment consist of the following:

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
	(unaudited)
Computer equipment and software	$275,159	$266,359	$216,780
Furniture and fixtures	15,481	14,941	18,396
Leasehold improvements	37,525	36,316	15,760
	328,165	317,616	250,936
Less accumulated depreciation and amortization	(206,604)	(189,017)	(134,977)
	$121,561	$128,599	$115,959

6. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
	(unaudited) (as adjusted)	(as adjusted)
Current liabilities:
Accrued payroll and related costs	$187,556	$224,291	$131,450
Accrued sales returns and price protections	49,129	46,866	73,606
Restructuring	1,019	1,323	4,048
Other accrued expenses	88,831	89,720	52,548
	326,535	362,200	261,652
Long-term liabilities:
Accrued payroll and related costs	81,961	70,708	2,900
Restructuring	651	830	2,713
Other accrued expenses	468	544	1,762
	83,080	72,082	7,375
	$409,615	$434,282	$269,027

Restructuring Accrual

Prior to 2005, Vivendi Games adopted certain restructuring plans, which were primarily completed in 2004. The portion of the restructuring costs paid or amortized in 2005 through 2007 primarily relate to employee severance, closure of certain facilities and other similar actions.

Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future benefit or costs incurred under contractual obligations that existed before these restructuring plans and will continue with either no future benefit or will result in a penalty incurred at the termination of the obligation.

Costs charged to restructuring and the resulting restructuring accrual, which is included in other accrued expenses, are summarized as follows:

	Balance as of January 1, 2005	Current Year Provision	Utilized	Balance as of December 31, 2005
	(in thousands)
Employee severance	$17,507	$2,668	$(13,776)	$6,399
Facility costs	8,549	(968)	(3,234)	4,347
	$26,056	$1,700	$(17,010)	$10,746

	Balance as of December 31, 2005	Current Year Provision	Utilized	Balance as of December 31, 2006
	(in thousands)
Employee severance	$6,399	$1,667	$(6,648)	$1,418
Facility costs	4,347	2,716	(1,720)	5,343
	$10,746	$4,383	$(8,368)	$6,761

	Balance as of December 31, 2006	Current Year Provision	Utilized	Balance as of December 31, 2007
	(in thousands)
Employee severance	$1,418	$320	$(1,231)	$507
Facility costs	5,343	(1,201)	(2,496)	1,646
	$6,761	$(881)	$(3,727)	$2,153

During the three months ended March 31, 2008 there were no material changes to the restructuring accrual.

During 2007, the restructuring accrual was primarily reduced by on-going payments as well as a reduction of $1.9 million due to revised sublease income estimates resulting from a new agreement being signed with a sub lessee.

In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, facility costs were recognized during the period when facilities were abandoned based on the cease-use date. Further, facility costs have been discounted to reflect the present value of the obligations. Accretion of the discount will be recognized as additional restructuring costs in future periods.

Facility cost obligations are to be paid through February 2010 and remaining estimated employee severance cost obligations are expected to be fully paid in 2008.

7. Income Taxes

Vivendi Games’ results are included in the consolidated federal and certain foreign, and state and local income tax returns filed by Vivendi or its affiliates. The income tax provision is reflected in the consolidated statements of operations, including the impact of U.S. net operating losses carried forward, as if the amounts were computed on a separate stand-alone basis as required by SFAS No. 109. The deferred tax assets and liabilities included in the consolidated balance sheets have been prepared as if these amounts were computed on a stand-alone basis, excluding the U.S. net operating losses as set forth below.

Under Vivendi group policy, any U.S. net operating losses generated by Vivendi Games are surrendered to Vivendi or Vivendi’s subsidiaries in the year of loss with no benefit for such losses being recorded in Vivendi Games’ income tax provision. However, to the extent that Vivendi Games had U.S. net operating losses allocated to it in the consolidated tax returns that have not been used by Vivendi or Vivendi’s subsidiaries, the related deferred tax asset and valuation allowance have been included in Vivendi Games’ consolidated balance sheets.

During 2005 and 2006, a cumulative U.S. net operating loss tax benefit of $83.2 million was recorded in the consolidated statements of operations although it was surrendered to Vivendi for balance sheet presentation purposes. Vivendi Games’ remaining separate U.S. net operating loss carry forward tax benefit of $78.7 million was recognized in 2007 through a reduction in the valuation allowance.

Since the tax assets related to these losses were surrendered to Vivendi or its affiliates in prior years, the income tax payable to Vivendi resulting from the recognition of these losses on a standalone basis from 2005 through 2007 was approximately $159.3 million. The income tax payable has been included in owner’s equity as a component of net payable to Vivendi. Any income tax payments related to the consolidated tax filings were paid by Vivendi.

Geographic components of pre-tax income for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
	(as adjusted)
U.S.	$144,113	$53,642	$5,588
Foreign	30,435	52,392	27,788
	$174,548	$106,034	$33,376

Income tax benefit for the years ended December 31, 2007, 2006 and 2005 consists of:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
	(as adjusted)
Current:
Federal	$90,221	$53,005	$12,277
State	7,231	13,769	4,148
Foreign	23,961	5,928	7,739
Total current tax expense	121,413	72,702	24,164
Deferred:
Federal	(55,505)	(14,423)	(9,499)
State	(1,785)	(7,417)	(4,130)
Foreign	(7,312)	(2,886)	658
Release of valuation allowance	(30,598)	(14,448)	(6,522)
Change in valuation allowance to net operating losses surrendered	(78,682)	(66,774)	(16,425)
Total deferred tax benefit	(173,881)	(105,948)	(35,918)
Total tax benefit	$(52,468)	$(33,246)	$(11,754)

The income tax benefit differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to pre-tax income as a result of the following differences:

	Year Ended December 31,
	2007	2006	2005
	(as adjusted)
Federal tax at statutory rate	35%	35%	35%
State taxes	2	4	(1)
Foreign withholding tax	4	3	11
Tax reserve / (reversal)	—	(3)	9
Foreign tax differential	—	(1)	(23)
Other permanent items	—	8	2
Research and development tax credit	(6)	—	—
Foreign tax credit	(1)	—	—
Change in valuation allowance	(16)	(14)	(19)
Change in valuation allowance to net operating losses surrendered	(48)	(63)	(49)
Total tax benefit	(30)%	(31)%	(35)%

For interim reporting purposes, Vivendi Games calculates the expected annual effective tax rate in accordance with APB No. 28, Interim Financial Reporting, and applies the expected annual effective tax rate to the actual pre-tax results incurred for the interim period to compute an interim tax provision. In performing the calculation, Vivendi Games segregates the full year estimated tax provision for each jurisdiction and includes the estimated tax by jurisdiction in the annual effective rate calculation.

The income tax expense of $22.2 million (as adjusted) for the three months ended March 31, 2008, reflects Vivendi Games’ effective tax rate for the quarter of approximately 34.2%.  This rate differed from the U.S statutory rate of 35% mainly as a result of the state income taxes provided, net of federal benefit, and foreign income taxes provided for at generally lower rates than the federal rate of 35%.

The income tax benefit of $30.3 million (as adjusted) for the three months ended March 31, 2007 reflects an effective tax rate benefit of 137.7%, which differs from the effective tax rate benefit of 30% (as adjusted) for the year ended December 31, 2007. The primary reasons for the difference between the March 31, 2007 and the 2007 annual effective tax rates is the relationship between the amount of the valuation allowance released in the first quarter of 2007 compared to the amount of pre-tax income in the quarter. The estimated annual effective tax rate used for the quarter ended March 31, 2008 is different from the annual rate benefit in 2007, because 2007 had the benefit of the 2000 through 2007 research and development tax credits recognized and valuation allowance release as discussed above.

Effective January 1, 2007, Vivendi Games adopted the provisions of FIN 48. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There was no change to retained earnings upon adoption.

In 2007, Vivendi Games completed a research and development tax credit study pertaining to the period from 2000 through 2006. As a result, Vivendi Games has recorded a deferred tax asset for the amount of the credit that exceeds the more likely than not criteria under FIN 48, including an estimate for 2007. At December 31, 2007, Vivendi Games had unrecognized tax benefits of $13.5 million, which, if recognized, would favorably affect Vivendi Games’ effective tax rate in the future. Vivendi Games does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$—
Additions based on tax positions taken during a prior period	1,200
Additions based on tax positions taken during the current period	12,295
Balance at December 31, 2007	$13,495

In the three months ended March 31, 2008, there have been no changes to the amount of unrecognized tax benefits.

Vivendi Games’ uncertain tax positions are related to tax years that remain subject to examination by tax authorities. Vivendi Games is no longer subject to U.S. federal income tax examination for years before 2002. With respect to major foreign jurisdictions, Vivendi Games is no longer subject to income tax examinations before 2001. With respect to Vivendi Games’ state income tax examinations, Vivendi Games is no longer subject to examination for years before 2000.

In 2006, Vivendi Games reduced its valuation allowances on deferred tax assets by $81.2 million through utilization of federal and certain foreign net operating losses. In 2007, Vivendi Games further reduced its valuation allowance by $109.3 million from both utilization of federal net operating losses and the reversal of the valuation allowance relating to federal net operating losses and foreign tax credits based on management’s conclusion that it was more likely than not that these net operating losses and foreign tax credits will be realized before their expiration.

Deferred income tax assets (liabilities) are comprised of the following:

	As of December 31,
	2007	2006
	(in thousands)
	(as adjusted)
Current:
Reserves and allowances	$29,374	$17,044
Royalties and license agreements, net	(13,814)	(10,510)
Accrued expenses	43,112	18,627
Deferred revenues	82,950	46,975
Other	754	3,005
	142,376	75,141
Non-current:
Other intangible assets, net	(22,289)	(21,850)
Depreciation and amortization	(2,315)	(5,937)
Deferred compensation	4,122	9,883
Royalties and license agreements, net	(24,194)	(5,473)
Credits	28,831	15,459
Accrued expenses	27,286	—
Other	6,361	4,923
Net operating loss carryforwards	28,508	77,565
	46,310	74,570
Valuation allowance	(22,145)	(92,383)
Net deferred tax asset	$166,541	$57,328

Vivendi Games has reflected the net operating loss carry forwards and related valuation allowance as if Vivendi Games were to be deconsolidated from Vivendi or Vivendi’s subsidiaries. As of December 31, 2007, Vivendi Games has U.S. federal net operating losses of $18.2 million, which begin to expire in 2022. As of December 31, 2007, Vivendi Games also has U.S. federal and state research and development credits of $12.1 million. The research and development credits begin to expire in 2021 for federal purposes and have no expiration for state purposes. As of December 31, 2007, Vivendi Games has U.S. federal alternative minimum tax credits of $5.5 million, which have no expiration. As of March 31, 2008, these U.S. federal net operating losses were no longer available to Vivendi Games, as they had been fully utilized by Vivendi and the research and development tax credits were $16.8 million.

Through its foreign operations, Vivendi Games has approximately $73.5 million in net operating loss carry forwards at December 31, 2007, attributed mainly to losses in France, Germany and Ireland. A valuation allowance has been recorded against the foreign net operating losses since Vivendi Games does not have an adequate history of earnings in these jurisdictions.

8. Stock-Based Compensation

Vivendi has adopted several stock-based award programs, and Blizzard has adopted an equity compensation plan, under which options and other instruments may be granted to employees of Vivendi Games.

Expense related to stock-based compensation plans

A summary of the expense or expense reversals related to stock-based compensation plans for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007, 2006 and 2005, is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Equity-settled award expense
Stock options:
Stock options plans	$250	$245	$783	$998	$38
American Depository Shares (ADS) Plans	n/a	n/a	n/a	876	5,056
	$250	$245	$783	$1,874	$5,094
Other equity-settled award expense:
Restricted share plans	144	34	393	496	—
	$394	$279	$1,176	$2,370	$5,094
Cash-settled award expense
Cash-settled awards in Vivendi stock:
Stock appreciation rights—ex-ADS awards	$(11,953)	$2,386	$12,655	$2,841	$—
Modification of ADS awards as of May 16, 2006	n/a	n/a	n/a	14,030	—
Stock appreciation rights	(2,429)	728	3,772	1,303	—
Restricted stock units	(403)	67	1,683	2,020	—
	$(14,785)	$3,181	$18,110	$20,194	$—
Cash-settled awards in Blizzard stock:
Blizzard Equity Plan	22,667	10,465	118,168	25,628	—
	$7,882	$13,646	$136,278	$45,822	$—
Total stock-based compensation expense	$8,276	$13,925	$137,454	$48,192	$5,094

Vivendi Games, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the stock-based compensation expense in the consolidated statements of operations for the three months ended March 31, 2008 and 2007, and for the three years ended December 31, 2007:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Cost of sales	$521	$313	$2,718	$589	$—
Sales and marketing	1,541	759	8,035	1,743	—
Research and development	17,839	8,077	92,998	20,170	—
General and administrative	(11,625)	4,776	33,703	25,690	5,094
Total stock-based compensation expense	$8,276	$13,925	$137,454	$48,192	$5,094

Plans granted to non-U.S. resident executives and employees

Stock Option plans settled in equity

Stock options have been granted to Vivendi Games’ employees to acquire Vivendi stock. For all stock option plans established by Vivendi prior to January 1, 2007, the options granted vest annually in one-third tranches over three years from the grant date’s anniversary. Vested options become exercisable at the beginning of the third year from the date of grant (i.e., two-thirds of the original grant), and the remaining one-third becomes exercisable at the beginning of the fourth year from the date of grant. The related compensation cost is accounted for over the required three-year service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

In 2007, Vivendi Games employees received stock options which cliff vest at the end of a three-year vesting period. The stock-based compensation expense related to these stock options is recognized on a straight-line basis over the vesting period.

Restricted Share Units (RSUs) plans settled in equity

In 2006, Vivendi established restricted share plans, under the 2005 French Finance Act. Shares granted to non-U.S. resident executives and employees cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi’s 2006 budget. The restrictions lapse after a four-year period from the date of grant. However, as the shares granted under the restricted share plans are ordinary shares of the same class as Vivendi outstanding shares, employee shareholders are entitled to dividend and voting rights relating to their shares from the end of the vesting period. As the operating performance objectives were satisfied, the RSUs granted in 2006 were calculated using a factor of achievement of 100%.

Compensation cost recognized is based upon the value of the equity instrument received by the employees which is equal to the difference between the fair value of the shares to be received and the discounted value of the dividends expected to be distributed by Vivendi over the two-year vesting period. Compensation cost relating to restricted shares is recognized on a straight-line basis over the two-year vesting period.

Similar to the design of the plans set up in 2006, the shares granted to Vivendi Games employees in 2007 cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi’s 2007 budget. As the operating performance objectives were satisfied in 2007, the RSUs granted in 2007 were calculated using a factor of achievement of 100%.

Plans granted to U.S. resident executives and employees (settled in cash)

In 2006, in connection with the delisting of Vivendi shares from the New York Stock Exchange, specific equity awards were granted to Vivendi Games’ U.S. resident executives and employees, with economic characteristics similar to those granted to non-U.S. employees. However, these equity instruments are exclusively cash-settled instruments with the following characteristics:

•                  When the equity awards grant entitlement to the appreciation of the value of Vivendi shares, they are known as “stock appreciation rights” (“SARs”), which are the economic equivalent of stock options;

•                  When the equity awards grant entitlement to the value of Vivendi shares, they are known as “restricted stock units” (“RSUs”), which are the economic equivalent of restricted shares;

•                  Vivendi has converted the former American Depositary Shares (“ADS”) stock option plans for its U.S. resident employees into SARs plans; and

•                  SARs and RSUs are denominated in U.S. dollars.

Stock Appreciation Rights (SARs) plans

Under SARs plans, the employees will receive, upon exercise of their rights, a cash payment based on Vivendi share price, equal to the difference between Vivendi share price upon exercise of the SARs and their strike price as set at the grant date. Similar to stock option plans set up before January 1, 2007, rights vest annually in one-third tranches on the grant date’s anniversary. Vested SARs become exercisable at the beginning of the third anniversary of the grant date (i.e., two-thirds of the original grant) and the remaining one-third becomes exercisable at the beginning of the fourth anniversary of the grant date. The compensation cost of the SARs granted before 2007 is recorded over the vesting period but not on a straight-line basis, as the SARs under the plan vest in one-third tranches over three years. The expense is accounted for over the required service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

In 2007, Vivendi Games employees received SARs which cliff vest at the end of a three-year vesting period. Therefore, the compensation cost of these SARs is recognized on a straight-line basis over the vesting period.

The fair value of these plans is re-measured at each quarter end and the expense adjusted pro rata to vested rights at the relevant reporting date.

Restricted Stock Unit (RSUs) plans

In 2006, Vivendi established RSU plans for certain U.S. resident executives and employees. The RSUs granted cliff vest at the end of a two-year vesting period and are conditional upon Vivendi’s achievement of certain operating objectives as set forth in Vivendi’s 2006 budget. Four years from the date of grant, the participant will receive a cash payment equal to the value of the RSUs. The value of the RSUs will be based on the value of Vivendi shares at the time the cash payment is paid, plus the value of dividends paid on Vivendi shares for the last two fiscal years prior to payment (converted into local currency based on prevailing exchange rates). As the operating performance objectives were satisfied, the RSUs granted in 2006 were calculated using a factor of achievement of 100%.

Compensation cost in respect of the RSU plans is recognized on a straight-line basis over the two-year vesting period. The value of the plan is re-measured at each quarter end and the compensation cost adjusted accordingly, pro rata to rights vested at the relevant reporting date. Similar to the design of the plans set up in 2006, the restricted stock granted to Vivendi Games employees’ in 2007 cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi’s 2007 budget. As the operating performance objectives were satisfied in 2007, the RSUs granted in 2007 were calculated using a factor of achievement of 100%.

Conversion of the former ADS option plans into SAR plans in May 2006

On May 15, 2006, the ADS option plans for U.S. resident employees were converted into SARs plans. The terms and conditions of these awards remained unchanged (exercise price, vesting period, maturity, etc.), except that such awards are to be cash-settled. As a result, the estimated fair value of the vested rights of these plans on May 15, 2006 ($18.9 million) was recorded as a component of accrued payroll and related costs in the accompanying consolidated balance sheets. When initially recording this liability, $14.9 million was charged as compensation expense in 2006 and $4.0 million was reclassified from owner’s equity, at the date of conversion.

Restricted shares or restricted stock to each employee

On December 12, 2006, Vivendi established a grant of 15 fully vested restricted shares without any performance conditions for all non-temporary employees resident in France, who were employed and who had been employed by Vivendi Games for at least six months at that date. The 15 shares granted to each employee will be issued at the end of a two-year period from the grant date. At the end of this two-year period, the restricted shares will remain unavailable for an additional two-year period. As the shares granted are ordinary shares of the same class as Vivendi outstanding shares making up the share capital of Vivendi, employee shareholders will be entitled to dividends and voting rights relating to all their shares from their issuance. As these restricted shares were fully vested when granted, the compensation cost was recognized in full on the grant date.

For all non-temporary employees resident outside France, who were employed and who had been employed by Vivendi Games for at least six months as of December 12, 2006, Vivendi established a 15 RSU plan without any performance conditions. In general, the RSUs granted will be paid out in cash after a four-year period from the date of grant in an amount equal to the value of the Vivendi shares at the time the cash payment is made, plus the value of dividends paid on the Vivendi shares in the last two fiscal years prior to payment. RSUs are simply units of account and do not have any value outside the context of this plan. RSUs do not have voting rights, and they do not represent or imply an ownership interest in Vivendi or any of its businesses. Given the immediate vesting of such grant, the compensation cost was recognized in full on the grant date.

Characteristics of the Grants from 2005 onwards

Vivendi Games estimates the fair value of stock-based awards granted using a binomial option-pricing model. For purposes of determining the expected term and in the absence of historical data relating to stock options exercises, Vivendi Games applies a simplified approach: the expected term of equity-settled instruments granted is presumed to be the mid-point between the vesting date and the end of the contractual term. For cash-settled instruments, the expected term applied is equal to:

•                  for rights that can be exercised, one-half of the residual contractual term of the instrument at the reporting date; and

•                  for rights that can not be exercised yet, the average of the residual vesting period and the residual contractual term of the instrument at the reporting date.

For stock-based awards in Vivendi stock, the computed volatility corresponds to the average of Vivendi’s three-year historical volatility and its implied volatility, which is determined with Vivendi put and call options traded on the Marché des Options Négociables de Paris with a maturity of six months or more.

Equity-settled awards are denominated in Euros. The characteristics and assumptions used to value the instruments granted from 2005 onwards are as follows:

The following instruments are denominated in Euros:

	Subscription Plan			Restricted Share Plan
Grant date	April 23,	April 13,	April 26,	April 23,	December 12,	April 13,
Grant year	2007	2006	2005	2007	2006	2006
Data at grant date:
Options strike price	€30.79	€28.54	€23.64	n/a	n/a	n/a
Maturity (in years)	10	10	10	2	2	2
Expected term (in years)	6.5	6	10	2	2	2
Number of options initially granted	181,260	205,600	186,500	15,121	9,000	17,151
Share price at grant date	€31.75	€28.14	€23.72	€31.75	€29.39	€28.14
Expected volatility	20%	26%	17%	n/a	n/a	n/a
Risk-free interest rate	4.17%	3.99%	3.48%	n/a	n/a	n/a
Expected dividend yield	3.94%	3.80%	3.37%	3.94%	4.25%	3.80%
Performance conditions achievement rate	n/a	n/a	n/a	100%	n/a	100%
Fair value of the granted options	€5.64	€5.38	€4.33	€29.30	€26.94	€26.04
Fair value of the plan (in millions of Euros)	€1.0	€1.1	€0.8	€0.4	€0.2	€0.4

The dollar amounts included in the table below are only indicative of the original Euro amounts converted into U.S. dollars as of March 31, 2008, using the balance sheet exchange rate. As such, amounts in U.S. dollars will fluctuate in the future with exchange rates.

(in U.S. dollars except where noted)	(unaudited)
Options strike price	$48.12	$44.60	$36.94	n/a	n/a	n/a
Share price at grant date	$49.62	$43.98	$37.07	$49.62	$45.93	$43.98
Fair value of the granted options	$8.81	$8.41	$6.77	$45.79	$42.10	$40.70
Fair value of the plan (in millions of U.S. dollars)	$1.6	$1.7	$1.3	$0.7	$0.4	$0.7

The following instruments are denominated in U.S. dollars:

	RSUs				SARs
Grant date	April 23,	December 12,	September 22,	April 13,	April 23,	September 22,	April 13,
Grant year	2007	2006	2006	2006	2007	2006	2006
Strike price	n/a	n/a	n/a	n/a	$41.34	$34.58	$34.58
Maturity at the origin (in years)	2	2	2	2	10	10	10
Number of instruments initially granted	38,248	33,105	2,000	34,224	458,740	24,000	410,400
Data at the valuation date (December 31, 2007):
Expected term at closing date (in years)	1.3	1	0.7	0.3	5.8	4.7	4.4
Share market price	$46.46	$46.46	$46.46	$46.46	$46.46	$46.46	$46.46
Expected volatility	n/a	n/a	n/a	n/a	21%	21%	21%
Risk-free interest rate	n/a	n/a	n/a	n/a	4.21%	4.17%	4.15%
Expected dividend yield	4.12%	4.12%	4.12%	4.12%	4.12%	4.12%	4.12%
Performance condition achievement rate	100%	n/a	100%	100%	n/a	n/a	n/a
Fair value of the granted instruments	$44.55	$44.55	$46.46	$46.46	$9.78	$12.89	$12.42
Fair value of the plan as of December 31, 2007 (in millions of U.S. dollars)	$1.7	$1.5	$0.1	$1.6	$4.5	$0.3	$5.1

Information on Outstanding Plans from January 1, 2005

Transactions involving equity-settled and cash-settled plans from January 1, 2005 are summarized as follows.

Equity-settled instruments

Equity-settled awards are denominated in Euros and the U.S. dollar amounts included in the table below are only indicative of the original Euro amounts converted as of December 31, 2007, using the balance sheet exchange rate. As such, amounts in U.S. dollars will fluctuate with changes in future exchange rates. Expense amounts disclosed are converted at average exchange rates during the years presented, as appropriate.

	Stock Options Plans				Restricted Share Plans
	Number of Stock Options Outstanding	Weighted Average Strike Price of Stock Options Outstanding	Weighted Average Strike Price of Stock Options Outstanding	Weighted Average Remaining Contractual Life	Number of Restricted Shares Outstanding	Weighted Average Remaining Period before Issuing Shares
		(in Euros)	(in U.S. dollars)	(in years)		(in years)
Balance as of January 1, 2005	783,438	€30.7	$44.2
Granted	186,500	23.6	34.0
Cancelled	(114,322)	26.7	38.4
Balance as of December 31, 2005	855,616	€29.8	$42.9
Granted	205,600	28.5	41.1		26,151
Exercised(a)	(70,807)	19.6	28.2
Forfeited	(5,800)	49.1	70.6
Cancelled	(72,874)	22.1	31.8		(1,101)
Balance as of December 31, 2006	911,735	€30.8	$44.3		25,050
Granted	181,260	30.8	44.3		15,121
Exercised(a)	(109,188)	20.2	29.0		—
Forfeited	(22,728)	60.4	86.9		—
Cancelled	(49,314)	31.1	44.7		(2,983)
Balance as of December 31, 2007	911,765	€32.0	$46.0	6.4	37,188	0.8
Exercisable as of December 31, 2007	534,458	€34.1	$49.0		—
Vested as of December 31, 2007	590,845	€33.5	$48.2		8,895

(a)                                  The weighted average share price for options exercised during the year ended December 31, 2007 and 2006 was €31.49, corresponding to $45.29, and €28.30, corresponding to $37.36, respectively.

During the three months ended March 31, 2008 there were no material movements within the components of equity-settled instruments.

The grant-date fair value, based on year-end exchange rates, of equity-settled restricted shares vested as of December 31, 2007 was €0.2 million, corresponding to $0.3 million. As of December 31, 2007, based on end of period exchange rates, there is unamortized compensation of €1.3 million or $1.8 million, which will be expensed over the next 1.5 years on a weighted average basis as follows: $1.1 million in 2008, $0.6 million in 2009 and $0.1 million in 2010.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements

Cash-settled instruments

Cash-settled instruments are denominated in U.S. dollars. The following is a summary of cash-settled awards (including ADS awards, which were converted into cash-settled awards during 2006):

	SARs (including Ex-ADS converted into SAR—May 2006)				RSUs
	Number of SARs (ex ADS) Outstanding	Weighted Average Strike Price of SARs (ex ADS) Outstanding	Total Intrinsic Value	Weighted Average Remaining Contractual Life	Number of Restricted Stocks Units Outstanding	Average Remaining Period before Vesting
		(in U.S. dollars)	(in millions of U.S. dollars)	(in years)		(in years)
Balance as of January 1, 2005	2,461,005	$37.6
Granted	803,018	30.6
Adjusted	41,251	33.9
Exercised	(13,531)	22.6
Forfeited	(14,533)	36.4
Cancelled	(288,618)	28.4
Balance as of December 31, 2005	2,988,592	$36.8			—
Granted	434,400	34.6			69,329
Exercised(a)	(136,662)	23.3			—
Forfeited	(22,708)	40.4			—
Cancelled	(78,202)	28.7			(267)
Balance as of December 31, 2006	3,185,420	$37.3			69,062
Granted	458,740	41.3			38,248
Exercised(a)	(516,386)	25.8			—
Forfeited	(46,234)	48.0			—
Cancelled	(55,153)	34.7			(3,661)
Balance as of December 31, 2007	3,026,387	$39.7	$31.9	5.6	103,649	0.9
Exercisable as of December 31, 2007	1,948,218	41.5	21.2		—
Vested as of December 31, 2007	2,087,934	41.1	22.9		33,105

(a)                                  The weighted average share price for SARs exercised during the years ended December 31, 2007 and 2006 was $43.05 and $35.17, respectively. Cash paid in 2007 to settle awards exercised was $8.9 million compared to $1.1 million during 2006.

During the three months ended March 31, 2008 there were no material movements within the components of cash-settled instruments, other than for fair value as described below.

As of December 31, 2007, there was unamortized compensation expense of $6.1 million, which will be expensed over the next 1.5 years on a weighted-average basis as follows: $3.8 million in 2008, $1.9 million in 2009 and $0.4 million in 2010.

As of March 31, 2008, Vivendi Games has recorded liabilities related to cash-settled awards equal to $2.6 million, $12.3 million and $3.3 million for SARs, ex-ADS converted into SARs and RSUs, respectively. As of December 31, 2007, Vivendi Games has recorded liabilities related to cash-settled awards equal to $5.1 million, $24.3 million and $3.7 million for SARs, ex-ADS converted into SARs and RSUs, respectively. The fair values of these cash-settled awards were significantly impacted by a decline in the Vivendi stock price between December 31, 2007 and March 31, 2008, from €31.38 to € 24.75, respectively. As a consequence the related liability has been reduced during the first three months of 2008. As of December 31, 2006, Vivendi Games has recorded liabilities related to cash-settled awards equal to $1.3 million, $20.6 million and $2.0 million for SARs, ex-ADS converted into SARs and RSUs, respectively. The liability for vested rights is included as a component of accrued payroll and related costs.

Cash-Settled Awards on Blizzard Stock (Blizzard Equity Plan)

In 2006, Blizzard implemented the Blizzard Equity Plan, an equity incentive plan denominated in U.S. dollars. Under the Blizzard Equity Plan (“BEP”), certain key executives and employees of Blizzard were awarded restricted shares of Blizzard stock and other cash settled awards of Blizzard as follows:

•                  In October 2006, 1,361,000 restricted shares were granted. In general, the participants may only redeem vested shares in exchange for cash payments over the 10-year life of the grant. These restricted shares vest in one-third increments over three years, starting January 1, 2007. The expense is amortized using the following rates: 45% in 2006, 40% in 2007 and 15% in 2008. As of March 31, 2008, there were 1,211,079 restricted shares outstanding, net of shares redeemed and forfeited.

•                  In March 2007, 729,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2009. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options shall vest in accordance with the following schedule: one-third (243,000 awards) immediately vested at the date of grant, one-third as of January 1, 2008 and the remaining portion as of January 1, 2009, amortized using the following rates: 81% in 2007 and 19% in 2008. As of March 31, 2008, there were 727,000 cash settled stock options outstanding, net of rights forfeited.

•                  In March 2007, an additional 1,215,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2010. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options vest in one-third increments over three years, starting January 1, 2008. The expense is amortized using the following rates: 57% in 2007, 31% in 2008 and 12% in 2009. As of March, there were 1,206,667 cash settled stock options outstanding, net of rights forfeited.

At each quarter-end, the expense recognized is based on the elapsed portion of each vesting tranche, the number of outstanding rights granted and the estimated value of Blizzard shares as determined under the BEP. No forfeitures are anticipated based on recent and projected turnover rates of the beneficiaries. As of March 31, 2008 and December 31, 2007, Vivendi Games has recorded liabilities related to the BEP, based on the value of Blizzard shares as determined under this plan, for $156.9 million and $143.8 million, respectively, as a component of accrued payroll and related costs in the accompanying consolidated balance sheets. The expense recorded for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006 is $22.7 million, $10.5 million, $118.2 million and $25.6 million, respectively.

Under the provisions of the BEP and the BCA signed between Vivendi and Activision, the consummation of this transaction is deemed a change in control, which will automatically trigger cash payments to the beneficiaries for the portion of awards that are vested at the closing date of the transaction. The determination of the value of Blizzard shares upon a change in control is equal to the transaction value under the provisions of the BEP.

The outstanding non-vested rights shall become immediately vested upon the closing of the transaction, cancelled and extinguished and converted into a new right to receive an amount in cash eighteen months after the closing upon the terms and subject to the conditions set forth in the BEP and in the BCA, including continued employment through the payment date.

At either the closing date (for the vested rights at that date) or eighteen months thereafter (for the new non-vested rights), participants will be entitled to receive, in aggregate, a cash payment equal to the product of the number of shares and the estimated per share fair value of Blizzard, less the applicable aggregate strike price for stock appreciation rights.

Based on the value of Blizzard shares as determined under the BEP in the event of a change in control, and assuming the transaction is consummated, the estimated value of the outstanding rights granted amounts to $198.7 million as of March 31, 2008. On this basis, the estimated cash payments to be made to participants will amount to $106.9 million and $91.8 million at the closing date of the transaction and eighteen months thereafter, respectively.

9. Commitments and Contingencies

Contractual Obligations and Commitments

Vivendi Games has commitments under certain firm contractual arrangements (“Firm Commitments”) to make future payments for goods and services. These Firm Commitments secure the future rights to various assets and services to be used in the normal course of business. The Firm Commitments for software development projects represent the contractual payments due on development projects assuming that each third-party development studio earns all contractual milestone fees. Vivendi Games has also entered into arrangements to sublease office space to third parties, the amounts of which are reflected as reductions to the total Firm Commitments below. Vivendi has guaranteed certain operating lease commitments of Vivendi Games.

The table below sets forth the Firm Commitments and related sublease arrangements at December 31, 2007, and the estimated timing and effect that such obligations are expected to have on liquidity and cash flow in future periods:

	Contractual Obligations
	Operating Lease Commitments	Office Sublease Agreements	Software Development Costs(1)	Marketing Commitments	Total
	(in thousands)
Year ended December 31,
2008	$24,923	$(3,662)	$91,544	$5,258	$118,063
2009	23,196	(3,742)	22,187	7,000	48,641
2010	17,268	(634)	—	—	16,634
2011	11,775	—	—	—	11,775
2012	10,428	—	—	—	10,428
Thereafter	29,618	—	—	—	29,618
Total	$117,208	$(8,038)	$113,731	$12,258	$235,159

(1)                                  Software development costs included above are those Vivendi Games is contractually obligated to pay, including intellectual property obligations but not taking into consideration standard cancellation clauses exercisable at the option of Vivendi Games.

In addition to the amounts in the table above, certain executives of Vivendi Games will receive a transaction bonus payable within 30 days of the closing in connection with the Activision transaction. If the transaction does not close by December 31, 2008, 50% of the transaction bonus will be paid; the non-accrued portion of this 50% contractual obligation is $0.8 million and $0.6 million as of December 31, 2007 and March 31, 2008, respectively. In addition and pursuant to the agreement signed on December 1, 2007, Vivendi Games has implemented a special performance bonus plan for certain executives and employees based on the accomplishment of certain objectives associated with the contemplated combination with Activision. Such bonus will be paid in December 2008 or on the one year anniversary of the closing date, whichever is later. If the closing does not occur before December 31, 2008, 50% of the bonus will be paid; the non-accrued portion of this 50% contractual obligation is $5.9 million and $4.4 million as of December 31, 2007 and March 31, 2008, respectively. The maximum aggregate amount of undiscounted future liabilities resulting from the transaction and special performance bonus plans is $15.5 million, of which the non-accrued portion payable under a 50% payment scenario is $6.7 million and $5.0 million in aggregate as of December 31, 2007 and March 31, 2008, respectively.

Vivendi Games also has certain contingent obligations related to consummated studio acquisitions. As of March 31, 2008 and December 31, 2007, contingent consideration of $12.4 million and $17.1 million, respectively, represent commitments not yet accrued for in the accompanying consolidated balance sheets or paid, that remain subject to payout following the achievement of future performance targets. Such contingent payouts may be payable over the next three years.

Vivendi Games has also made commitments, payable in cash, to certain employees under cash-settled, stock-based awards. These awards are accrued as liabilities as services are rendered. Additional amounts are accruable and payable dependent upon rendering of continued services as required (see Note 8).

Rent expense was $16.9 million, $13.2 million and $12.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

As of March 31, 2008, December 31, 2007 and 2006, Vivendi Games has entered into certain sublease agreements, the last of which expires in February 2010. Sublease income is recorded as a reduction to rent expense applied to the restructuring liability. During the three months ended March 31, 2008 and 2007, Vivendi Games received $0.8 million and $0.9 million of sublease income, respectively. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games received $3.3 million, $4.4 million and $3.9 million of sublease income, respectively. As of March 31, 2008 and December 31, 2007, sublease income due to Vivendi Games under existing agreements is $7.2 million and $8.0 million, respectively, through 2010.

Claims and Litigation

Vivendi Games was named in a claim letter to Vivendi by Avis Budget, Group, Inc. (“Avis”), formerly known as Cendant Corporation, against Vivendi regarding tax benefits which may need to be remitted to Avis pursuant to the initial stock purchase agreement between Cendant Corporation and Vivendi Games. Vivendi Games has an agreement with Vivendi that Vivendi will be responsible for bearing any adverse financial consequences of the claim, if any. As such, no contingency reserves have been recorded by Vivendi Games for this claim.

Vivendi Games, along with its licensee in China (China The9) is cited by Beijing Beida Founder Electronic Co in Beijing court for an alleged infringement of fonts used in the Chinese version of World of Warcraft. The plaintiff is seeking 100 million Chinese Renminbi (RMB) (the equivalent of U.S. $14.3 million based on exchange rates as of March 31, 2008). The license agreement places primary responsibility on the licensee for the localization in Chinese language; accordingly, Vivendi Games believes the licensee is obligated to indemnify Vivendi Games for any liability arising from this dispute. Vivendi Games has not provided any reserve for this matter in the accompanying consolidated financial statements.

Vivendi Games is also subject to claims and litigation arising from strategic transactions and in the ordinary course of business, including disputes arising over contractual claims of additional royalties due to third-party developers and intellectual property holders. Management believes that any liability from any reasonably foreseeable disposition of such claims and litigation, individually or in the aggregate, would not have a material adverse effect on Vivendi Games’ consolidated financial position or results of operations.

10. Employee Benefit Plans

Executive Deferred Compensation Plan

Vivendi Games maintains an executive deferred compensation plan pursuant to which certain key employees may defer salary and bonuses at their election. The amounts owed to executives under this plan are included within accrued expenses and are $5.1 million, $4.7 million, and $3.2 million as of March 31, 2008, December 31, 2007 and 2006, respectively.

Profit Sharing and Employee Bonus Plans

Most employees participate in a standard worldwide bonus plan and certain employees participate in a secondary annual bonus and/or a profit sharing plan based on their operating division’s profit as defined in the respective plans. The amounts owed to employees under these plans are included within accrued expenses (current portion) and approximated $31.1 million, $65.1 million, and $55.6 million as of March 31, 2008, December 31, 2007 and 2006, respectively.

11. Related-Party Transactions

During the normal course of operations, Vivendi Games enters into certain transactions with Vivendi and its affiliates.

Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Net cash transfers, under the cash pooling agreement, are included in owner’s equity as part of net transfers to Vivendi. Vivendi charges Vivendi Games interest on the cumulative net cash transfers and such charges are included in interest, net (from) to Vivendi in the accompanying consolidated statements of operations. Net interest earned from Vivendi for the three months ended March 31, 2008 was $2.0 million, and net interest expense of $2.6 million for the three months ended March 31, 2007 was incurred. Net interest charged by Vivendi for the years ended December 31, 2007, 2006 and 2005 was $3.0 million, $18.1 million and $14.5 million, respectively.

Annual overhead and support costs were allocated to Vivendi Games by Vivendi to approximate management leadership, treasury, legal, tax and other similar service-based support functions incurred on Vivendi Games’ behalf. These costs amounted to approximately $0.8 million and $1.0 million during the three months ended March 31, 2008 and 2007, respectively, and was $3.1 million, $1.3 million and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. These allocations are included in the accompanying consolidated statements of operations as general and administrative expense.

For the three months ended March 31, 2008 and 2007, a management fee of approximately $1.1 million and $0.6 million, respectively, was allocated to Vivendi Games from Vivendi for insurance, share-employee costs and other general corporate support functions incurred on Vivendi Games’ behalf. For the years ended December 31, 2007, 2006 and 2005, a management fee of approximately $2.7 million, $3.4 million and $2.9 million, respectively, was allocated to Vivendi Games from Vivendi. This allocation is included in the accompanying consolidated statements of operations as general and administrative expense.

As of December 31, 2007 and in the normal course of business, Vivendi has guaranteed (i) Vivendi Games’ obligations under certain property leases totaling $46.1 million, and (ii) payment to certain inventory vendors of up to approximately $33.0 million (based on exchange rates as of December 31, 2007). Property lease obligations are included in the table in Note 9. Payables related to inventory purchases are included in accounts payable in the accompanying consolidated balance sheets.

For the years ended December 31, 2007, 2006 and 2005, Vivendi Games recognized royalty expenses related to properties licensed from Universal Entertainment of approximately $0.9 million, $1.7 million and $1.6 million, respectively. Royalties are included in the accompanying consolidated statements of operations as cost of sales. Royalty amounts due to Universal Entertainment are not material.

Vivendi Games has entered into agreements with certain affiliates for the physical distribution of boxed product sales for certain territories outside North America.

12. Geographical Information

Vivendi Games’ operations are primarily in North America, Europe and Asia Pacific. Net sales and net assets by geographical region are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited) (as adjusted)		(as adjusted)
Net Sales:
North America	$143,208	$125,704	$633,257	$522,633	$419,862
Europe	136,485	100,792	550,678	359,552	247,273
Asia Pacific	45,129	35,066	164,816	135,471	113,190
	$324,822	$261,562	$1,348,751	$1,017,656	$780,325

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
	(unaudited) (as adjusted)	(as adjusted)
Net Assets:
North America	$158,161	$193,665	$232,670
Europe	4,064	11,512	91,162
Asia Pacific	39,174	34,628	22,610
	$201,399	$239,805	$346,442

13. Segment Profit & Loss and Related Information

Vivendi Games manages and reviews its business in two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions SOL and VGM). From January 1, 2006, Vivendi Games’ reporting segments have been determined in accordance with Vivendi Games’ internal management structure. The nature of the financial information provided to the chief operating decision maker includes only direct revenues and costs which are under the effective direct control of each segment management team. Direct operating margin excludes group cost allocations provided to each segment (retail distribution and operations on a worldwide basis and corporate support services such as legal, human resources and taxes). The unallocated group costs encompass all costs which are not under the direct control of the segment management team: namely all the group support services, all fixed costs associated with the sales and marketing shared services for boxed products, as well as stock-based compensation (other than the BEP), corporate depreciation, restructuring, and foreign currency exchange gain or loss. These costs and expenses are deducted from direct operating margin in arriving at operating income on a consolidated basis. Direct operating margin is a non-GAAP measure and it should be considered in addition to and not a substitute for operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP.

SOL and VGM initiated their operations in early 2006, and as such they do not meet the materiality criteria for separate segment reporting, as specified in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). As their activities are construed by management as a “spin off” of Sierra, they have been aggregated with Sierra, for reporting segment purposes.

As noted above, prior to 2006, Vivendi Games did not operate in segments and costs were not allocated on a segment basis. The only performance measure reported to the chief operating decision maker prior to 2006 in a disaggregated manner was net sales. Accordingly, net sales information for 2005 has been presented separately below for Blizzard and Sierra and other. The direct operating margin per reporting segment for the year ended December 31, 2005 has been presented using a similar methodology. Vivendi Games does not maintain accounting records that allocate assets or liabilities for operating divisions to determine net assets per reporting segment, and there are no inter-segment revenues.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited) (as adjusted)		(as adjusted)
Blizzard	$282,656	$235,249	$1,066,712	$654,216	$401,683
Sierra and Other	42,166	26,313	282,039	363,440	378,642
Net sales	324,822	261,562	1,348,751	1,017,656	780,325
Blizzard	136,127	85,407	411,178	316,811	175,978
Sierra and Other	(62,017)	(34,421)	(112,125)	(69,006)	(28,767)
Direct Operating Margin	74,110	50,986	299,053	247,805	147,211
Unallocated Group costs	(9,946)	(24,369)	(119,429)	(125,364)	(105,142)
Operating income	$64,164	$26,617	$179,624	$122,441	$42,069

14. Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. Subsequently, the FASB decided to provide a one year deferral for the implementation of SFAS No. 157 solely for non-financial assets and non-financial liabilities, except those non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). Due to the deferral of the effective date to January 1, 2009 for Vivendi Games’ non-financial assets and non-financial liabilities, the adoption of SFAS No. 157 had no impact on the consolidated financial statements of Vivendi Games as its financial assets and financial liabilities consist primarily of cash and cash equivalents. Vivendi Games does not expect that the adoption of the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in 2009 will have a material effect on its financial position or results of operations.

In September 2006, the SEC issued SAB No. 108, Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires the use of both the “iron curtain” and “rollover” approach in quantifying the materiality of misstatements. SAB No. 108 also discusses the implications of misstatements uncovered upon the application of SAB No. 108 in situations when a registrant has historically been using either the iron curtain approach or the rollover approach. SAB No. 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 had no impact on the financial position or results of operations of Vivendi Games.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Vivendi Games adopted SFAS No. 159 on January 1, 2008 and did not elect to use fair value or re-measure any of its assets or liabilities.

In June 2007, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus conclusion on EITF No. 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF No. 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF No. 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF No. 07-03 had no material impact on the consolidated financial statements of Vivendi Games.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). This statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquiror to disclose the nature and financial effect of the business combination. Also in December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”). This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R) and SFAS No. 160 are required to be adopted simultaneously and are effective for the first annual reporting periods beginning on or after December 15, 2008 with earlier adoption being prohibited. Vivendi Games expects the adoption of SFAS No. 141(R) and SFAS No. 160 to have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects depend on the nature, terms and size of the acquisitions consummated, if any, after the effective date. Therefore, Vivendi Games is still assessing the impact of this standard on its future consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivatives Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Vivendi Games does not expect the adoption of SFAS No. 161 to have a material impact on its disclosures.

15. Subsequent Events (unaudited)

Business Combination with Activision

Subsequent to March 31, 2008, the previously announced business combination (the “Business Combination,” pursuant to the “Business Combination Agreement” (or the “BCA”), signed by Vivendi and Activision to combine Vivendi Games with Activision, has been consummated on July 9, 2008.  Under the terms of the BCA, a wholly owned subsidiary of Activision merged with and into Vivendi Games, and Activision was renamed Activision Blizzard.  In the Business Combination, shares of Vivendi Games were converted into 295.3 million new shares of Activision Blizzard’s common stock.  Concurrent with the Business Combination, Vivendi purchased 62.9 million newly issued shares of Activision Blizzard’s common stock at a price of $27.50 per share for a total of approximately $1.731 billion in cash. Immediately following the consummation of the Business Combination, Vivendi owned approximately 54% of Activision Blizzard’s issued and outstanding common stock. Upon closing, all pre-existing arrangements, other than licenses entered into the ordinary course of business with Vivendi or Vivendi’s affiliates, have been terminated.

Activision Blizzard now conducts the combined business operations of Activision and Vivendi Games. While Activision is the surviving entity in this Business Combination, because the transaction is treated as a “reverse acquisition”, Vivendi Games is deemed to be the acquirer for accounting purposes. Accordingly, for all future Exchange Act filings, the historical financial statements of Activision Blizzard for periods prior to the consummation of the Business Combination will be those of Vivendi Games.

In accordance with the terms of the Business Combination Agreement, on July 16, 2008, Activision Blizzard commenced a $4.028 billion all-cash tender offer to purchase up to 146.5 million of Activision Blizzard common shares at $27.50 per share. As a result of this tender offer, that expired on August 13, 2008, approximately 85,916 shares of Activision Blizzard common stock were tendered for a total amount of approximately $2 million in cash, resulting in a total Vivendi ownership interest in Activision Blizzard of approximately 54% (net of the dilution effect of stock-options exercised since the closing date).

As a direct result of the Business Combination, various additional transactions and events resulted subsequent to March 31, 2008, which are summarized as follows:

a) Payment of the tax liability due to Vivendi

Immediately prior to the consummation of the Business Combination, Vivendi Games paid its income tax payable that was due to Vivendi, in complete satisfaction of its outstanding obligation under the Vivendi Group tax policy for an amount equal to $224.2 million.

b) Vivendi Games Loan Facility

At the time of the closing of the Business Combination, Vivendi Games had a loan facility in place that permitted Vivendi Games to borrow from an unaffiliated third party an amount up to $150 million for general corporate purposes. Pursuant to the terms of the BCA, Vivendi has agreed that upon closing, the amount outstanding under the Vivendi Games loan facility, together with all other indebtedness for money borrowed by Vivendi Games and its subsidiaries (excluding Vivendi Games intercompany indebtedness), will not be more than the aggregate amount of cash and cash equivalents held by Vivendi Games and its subsidiaries on that date, less $15 million.

Prior to the consummation of the Business Combination, Vivendi Games borrowed $150 million that was reimbursed in full by Activision Blizzard after the closing of the transaction.

c) Dividend distribution to Vivendi

Prior to the consummation of the Business Combination, under the terms of the BCA, Vivendi Games declared and paid a dividend to Vivendi in the aggregate amount of $77.5 million. This amount was derived from the Vivendi Games cash balance, less the tax payment, less the borrowings under the loan facility and less the $15.0 million in cash, all as discussed above.

d) Blizzard Equity Plan Payment

As discussed in Note 7, under the terms of the BEP and BCA, upon the Business Combination which triggered the change in control provision, Activision Blizzard made aggregate cash payments to participants of $106.9 million subsequent to the Business Combination. An additional $91.6 million is estimated to be paid eighteen months after the Business Combination, assuming the participants remain employed through the payment date.

e) Payments by Vivendi Games for Certain Transaction Bonuses

As more fully described in Note 8, Vivendi Games implemented a transaction bonus plan payable within 30 days of the closing of the Business Combination. After the closing date, Vivendi Games made aggregate payments to participants of $1.9 million under this plan.

f) Restructuring and post merger integration activities

Activision Blizzard now conducts the combined business operations of Activision and Vivendi Games. The overall integration of the companies includes projected cost savings associated with anticipated restructuring plans and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. The anticipated restructuring plans will, in particular, impact the former Vivendi Games’ products, assets, studios and support workforce. Such decisions bear no relationship to the way Vivendi Games would have conducted its activities on a stand-alone basis, had the Business Combination not occurred. The financial impacts of such actions did not impact the six months ended June 30, 2008, because the Business Combination had not occurred.